Exhibit 10.2
Form of Amendment to Nonstatutory Stock Option Agreement
related to the June 2006 Options
     In accordance with Instruction 2 to Item 601 of Regulation S-K, the Amendments to Nonstatutory Stock Option Agreements signed by the Executive Officers are substantially identical in all material respects except as to the parties thereto and the number of shares of common stock subject to the original June 2006 Option award agreement. The following sets forth the material details of each Amendment to Nonstatutory Stock Option Agreement that differs from the form of Amendment to Nonstatutory Stock Option Agreement filed herewith:

Number of Shares of
Common Stock Subject to
the Original June 2006
Name of Executive Officer	Option Award Agreement[1]
Timothy A. Leach	62,500
Steven L. Beal	62,500
Curt F. Kamradt	75,000
David W. Copeland	75,000
E. Joseph Wright	75,000
David M. Thomas III	100,000

[1]	After giving effect to a reverse stock split on August 3, 2007.

(6/12/06 Options)
AMENDMENT TO
NONSTATUTORY STOCK OPTION AGREEMENT
     This Amendment to Nonstatutory Stock Option Agreement (this “Amendment”) is entered into effective as of November 16, 2007 (the “Effective Date”), by and between Concho Resources Inc., a Delaware corporation (the “Company”), and                                          (“Employee”).
W I T N E S S E T H:
     WHEREAS, the Company and Employee have heretofore entered into that certain Nonstatutory Stock Option Agreement dated June 12, 2006 (the “Stock Option Agreement”) pursuant to which employee was granted an option (the “Option”) to purchase shares of the common stock of the Company, par value $.001 per share (“Common Stock”), on the terms and conditions set forth in the Stock Option Agreement and the Concho Resources Inc. 2006 Stock Incentive Plan; and
     WHEREAS, the Stock Option Agreement originally covered                      shares at an exercise price of $6.00 per share, but those amounts were adjusted on August 3, 2007, in connection with a reverse stock split so that the Stock Option Agreement covers, as of the Effective Date,                      shares at an exercise price of $12.00 per share; and
     WHEREAS, the Company has determined that the fair market value of a share of Common Stock on the date of grant of the Option was $7.70 (which amount would be adjusted to $15.40 per share to reflect the reverse stock split on August 3, 2007); and
     WHEREAS, the Company and Employee are concerned that the Option could be subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), because the original exercise price per share under the Option was less than the fair market value of a share of Common Stock on the date of grant of the Option; and
     WHEREAS, the Company and Employee wish to amend the Stock Option Agreement pursuant to the transition relief made available under Section 3.04 of IRS Notice 2006-79 (as modified by IRS Notice 2007-86) so that the Option will not be subject to the provisions of Section 409A of the Code;
     NOW, THEREFORE, in consideration of the foregoing, a restricted stock award to be made by the Company to Employee on the Effective Date, and the mutual promises contained herein, the parties, intending to be legally bound hereby, agree as follows, effective as of the Effective Date:
     1. The Stock Option Agreement is hereby amended be deleting paragraph 2 of the Stock Option Agreement and substituting the following therefor:
     “2. Purchase Price. The purchase price of Stock purchased pursuant to the exercise of this Option shall be $15.40 per share. For all purposes of this Agreement, Fair Market Value of Stock shall be determined in accordance with the provisions of the Plan.”

     2. (a) Employee represents and warrants to the Company that: (i) this Amendment and the terms of this Amendment have been freely made and without duress after having consulted with professionals of Employee’s choice; (ii) as of the Effective Date, Employee is the lawful owner of, and has good title to, the Option; (iii) the Option is free and clear of all liens, encumbrances, and adverse claims; (iv) Employee has not heretofore assigned, transferred, sold, delivered, mortgaged, pledged, granted options or rights to purchase, or encumbered the Option; (v) Employee has the right, power, and authority to enter into this Amendment; and (vi) this Amendment has been duly executed by, and constitutes a legal, valid, binding and enforceable obligation of, Employee.
     (b) Employee acknowledges and agrees that Employee is not relying upon any written or oral statement or representation of the Company, its affiliates, or any of their respective officers, directors, shareholders, agents, attorneys, or successors, or any failure of such individual or entity to disclose information, or any written or oral statements or representations or failure to disclose information by any representative or agent of such individual or entity. Employee acknowledges and agrees that in deciding to enter into this Amendment, Employee is relying on his or her own judgment and the judgment of the professionals of Employee’s choice with whom Employee has consulted.
     3. As amended hereby, the Stock Option Agreement is specifically ratified and reaffirmed.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed by an officer thereunto duly authorized, and Employee has executed this Amendment, as of the 16th day of November, 2007, effective as of the Effective Date.

CONCHO RESOURCES INC.
By:
	Name:	A. Wellford Tabor
	Title:	Chairman, Compensation Committee

EMPLOYEE